UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 28, 2007 (March 22, 2007)
BOSTON LIFE SCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-6533	87-0277826

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

85 Main Street, Hopkinton, Massachusetts	01748

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 497-2360

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On March 22, 2007, Boston Life Sciences, Inc., a Delaware corporation (the “Company”) entered a into Convertible Promissory Note Purchase Agreement (the “Purchase Agreement”), with Robert L. Gipson, Thomas Gipson and Arthur Koenig, existing stockholders of the Company (collectively, the “Lenders”), pursuant to which the Company may borrow up to aggregate principal amount of $15,000,000. Pursuant to the Purchase Agreement, the Company issued a convertible promissory note to each of the Lenders each in the principal amount of $3,000,000 or $9,000,000 in the aggregate (collectively, the “Notes”).
     From time to time prior to the Maturity Date (discussed below), the Lenders shall make requested advances to the Company under the Notes so long as each advance totals at least $3,000,000.
     The outstanding principal amount borrowed under the Notes shall be due and payable upon the earliest to occur of: (i) December 31, 2010; and (ii) the date on which a Lender declares an event of default (as defined in the Purchase Agreement), the first of these events to occur referred to as the “Maturity Date.”
     Interest shall accrue on each advance under the Notes from the date of such advance and all unpaid interest shall be due and payable on the Maturity Date. Interest on each advance shall accrue at a per annum rate equal to: (a) 5% from the date of the advance to the Maturity Date; (b) 10% from and after the Maturity Date or during the continuance of an event of default; or (c) if less than the rates applicable under both clauses (a) and (b), the maximum rate permissible by law.
     The Company has agreed to certain covenants under the Notes, including covenants agreeing not to: (A) incur or assume indebtedness; (B) make any dividends or distributions on its capital stock; (C) sell, lease or transfer any material assets or property; or (D) liquidate or dissolve.
     After December 31, 2007, each Lender may elect to convert all or a portion of the outstanding principal and accrued interest under any outstanding notes (the “Total Converted Balance”) held by such Lender into (i) shares of the Company’s common stock at a conversion price of $2.50 per share or (ii) or at any time after March 22, 2007, into the right to receive from the Company the following payments related to the Company’s molecular imaging products: for each $1,000,000 of Total Converted Balance, (A) 2% of Pre-Commercial Income; plus (B) a royalty at a rate of 0.5% of Net Sales of Molecular Imaging Products (each as defined in the Purchase Agreement).
     Each Lender is prohibited from effecting a conversion of the notes into common stock if at the time of such conversion (i) the common stock issuable to such Lender, when taken together with all shares of common stock then held or otherwise beneficially owned by such Lender exceeds 19.9% of the total number of issued and outstanding shares of the Company’s common stock immediately prior to such conversion, or (ii) the common stock issuable to such Lender, exceeds 19.9% of the total number of issued and outstanding shares of the Company’s common stock immediately prior to such conversion, in each case unless and until the stockholders of the Company approve the conversion of all of the shares of common stock issuable thereunder. The Company has agreed to use its best efforts to seek such stockholder approval and, upon any conversion, to effect an amendment to that certain Amended and Restated Registration Rights Agreement, dated March 9, 2005, as amended (the “Registration Agreement”), to cause any shares of common stock issuable in connection with such conversion to be included as registrable securities (as defined in the Registration Agreement) in the Registration Agreement.
     According to a Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2007, Robert L. Gipson beneficially owned approximately 18.7% of the outstanding common stock of the Company on December 31, 2006. Robert L. Gipson, who serves as a Senior Director of Ingalls & Snyder LLC and a General Partner of Ingalls and Snyder Value Partners, L.P., served as a director of the Company from June 15, 2004 until October 28, 2004.
     According to a Schedule 13G/A filed with the SEC on February 12, 2007, Thomas L. Gipson beneficially owned approximately 19.2% of the outstanding common stock of the Company on December 31, 2006.
     According to a Schedule 13G/A filed with the SEC on February 12, 2007, Arthur Koenig beneficially owned approximately 5.6% of the outstanding common stock of the Company on December 31, 2006.
     The foregoing description of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement, a complete copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure contained in “Item 1.01 — Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 8.01 Other Events
     On March 27, 2007, the Company announced that it has paid the final $7.5 million license fee installment for Cethrin. Under the previously disclosed exclusive, worldwide license with BioAxone Therapeutic Inc. of Montreal, Canada, the Company assumes development and commercialization of Cethrin, as well as other specified compounds subject to the license, to treat acute spinal cord injury (SCI) and other serious central nervous system disorders.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Convertible Promissory Note Purchase Agreement, by and among the Company and the purchasers listed therein, dated March 22, 2007.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boston Life Sciences, Inc.
Date: March 28, 2007	By:	/s/ Kenneth L. Rice, Jr.
Kenneth L. Rice, Jr.
Executive Vice President, Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Convertible Promissory Note Purchase Agreement, by and among the Company and the purchasers listed therein, dated March 22, 2007.